Exhibit 10.6

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OPTION TO ACQUIRE INTERESTS

IN OIL AND GAS PROPERTIES

This agreement dated for reference May 1, 2004, is between Brek Petroleum, Inc., a Nevada corporation (“Brek”), and Griffin Asset Management, LLC, a Delaware limited liability company (“Griffin”). Brek and Griffin are collectively referred to as the Parties and individually as a Party.

RECITALS

A. On July 16, 2002, Brek and others entered into a purchase agreement with Gasco Energy, Inc. Pannonian Energy Inc. and San Joachin Oil & Gas Ltd. (together, “ Gasco”) under which Brek acquired interests in certain oil and gas leases, wells, related equipment, and other lands and participatory rights in Wyoming, Utah and California identified in the agreement (the “Gasco Agreement”). Brek has 25% of whatever interest Gasco had on July 16, 2002. Gasco is usually but not always the operator. Gasco and Brek are entitled to a share of production net of various royalties, overriding royalties and other burdens (the “Burdens”) that must be paid before any production is distributed to Brek and Gasco (the “Net Interest”).

B. Griffin wishes to acquire an interest in production from wells that Brek is entitled to drill under the Gasco Agreement on leases in Wyoming and Utah by contributing to the drilling costs as described by Gasco or another operator in its written notices and authorizations for expenditure (“AFEs”) or by Brek in an AFE if Brek initiates a drilling program.

Now therefore, in consideration of the foregoing recitals and the following respective representations, warranties, covenants and agreements, and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties agree as follows:

AGREEMENT

ARTICLE I
Offer to Acquire

Section 1.1   The Interest. Brek grants Griffin the right to acquire an interest in production by contributing cash for the drilling of wells on the Wyoming and Utah properties that it owns together with Gasco or has a right to acquire as described in the Gasco Agreement (the “Properties”). This right applies to drilling programs for a total of one hundred wells to be drilled on the Properties for which Brek receives a notice and AFE from Gasco or another joint owner, or for which Brek initiates a drilling program, after the day on which both Parties have signed this agreement (the “Effective Date”). The right is subject to the following terms and conditions:

a.  Griffin may contribute 50% of the amount of Brek’s portion of the AFE in return for 50% of Brek’s working interest in each well and 50% of Brek’s Net Interest minus a 7% royalty (the “Royalty”) payable to Brek (“Griffin’s Net Interest”). Griffin’s Net Interest cannot be less than 75% of 50% of Brek’s Net Interest. If Griffin’s Net Interest is less than 75% of 50% of Brek’s Net Interest, then the Royalty must be adjusted: i.e, if the sum of the Burdens is more than 18%, then the Royalty is reduced so that the sum of the two is equal to 25% and Griffin’s Net Interest is equal to 75% of 50% of Brek’s Net Interest; if the sum of the burdens and the Royalty is less than 25%, then Brek is entitled to the entire Royalty, and Griffin’s net interest is more than 75%.1

1.For example: if Brek’s share of production equals $100,000 and the Burdens equal 12.5%, then Brek’s Royalty is equal to 7% and Griffin’s Net Interest is equal to 80.5% of $50,000; if the Burdens equal 20%, then Brek’s Royalty is equal to 5% and Griffin’s Net Interest is equal to 75% of $50,000.

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b.   Gasco, or another party with the right to initiate drilling, delivers to Brek notices that it intends to drill in accordance with the terms of the joint operating agreement that governs the drill site (“JOA”). These notices are written or, if a drill rig is on the site, telephoned. Brek has 30 days from its receipt of a written notice and 48 hours (excluding Saturday, Sunday and legal holidays) from a telephoned notice in which to notify Gasco that it consents to the drilling. Brek will deliver the notice to Griffin on the next business day following the day that it receives the notice. Griffin will inform Brek within twenty-one days if it elects to contribute, or within 36 hours of the telephoned notice. Griffin is liable for its portion of all costs of the drilling program in accordance with the terms of the governing JOA as of the date on which it notifies Brek that it intends to contribute to the drilling program.

c.  The operator delivers to Brek invoices for drilling in accordance with the terms of the governing JOA. Brek will deliver each invoice to Griffin on the next business day following its receipt with an invoice for its contribution. Griffin will pay its contribution directly to the operator within the time required by the JOA and deliver confirmation to Brek that it has paid its contribution. If Griffin fails to pay the invoiced contribution as required, then it is deemed to have elected to decline to participate and loses its right to contribute and share in the production of the well.

d.  If Brek initiates a drilling program then the notice provisions and response times of the governing JOA apply to AFEs and invoices.

e.  If Griffin elects to contribute, Griffin will pay Brek a fee equal to 7.5% of the amount of Griffin’s contribution to the drilling and completion costs (the “Fee”) as consideration for the right to contribute and acquire the working interests and net share of production. Griffin will pay the Fee when it delivers its written consent to Brek. The amount of the Fee must be adjusted when the well is completed to reflect the actual costs: if the costs are more than the AFE, then Griffin will pay Brek 7.5% of the difference; if the costs are less, then Brek will refund 7.5% of the difference to Griffin.

f.  When Griffin has paid its contributions for drilling and completion and the Fee to Brek, it has earned its working interest and share of production and is subject to the terms of the governing JOA. Brek then will inform Gasco (or whoever is the operator if Gasco is not) of Griffin’s interest with instructions to record Griffin’s interest and send Griffin’s net share of production on Griffin’s instructions. Nothing in this agreement grants Griffin a right to acquire an interest in the Properties or a right under the Gasco Agreement.

g.  If Griffin fails to contribute its portion of the costs that accrue to its working interest in wells, then its entire interest reverts to Brek and Griffin is not entitled to any further share of production or the return of any costs that it has contributed.

h.  If Griffin elects to contribute to an AFE for drilling a well but does not elect to contribute to the completion of a well following the drilling, then its entire interest reverts to Brek and Brek is entitled to 100% of the working interest and the share of production to which Griffin would otherwise be entitled.

i.  Griffin’s right is not exclusive. If Griffin declines to contribute to a well, then Brek may invite others to contribute to the drilling of the well that Griffin declined.

Section 1.2   Invited Participants. Griffin may invite others to participate in its contribution and share of production. If it does, then it must deliver to Brek a notice with the name, address, and payment instructions of the invited participant. When Griffin has earned its interest, Brek will instruct Gasco to make a division order in the favor of the invited participants. Nothing in this arrangement, however, requires that Brek or Gasco deal directly with the invited participants or relieves Griffin of any obligations under this agreement; all dealings are between Griffin and the invited participants and Brek is entitled to rely on Griffin’s instructions and representations in connection with the invited participants and their participation until they have earned their interests, at which point they will deal directly with the operator under the JOA.

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Section 1.3   Non-consent. If Brek elects not to participate in a drilling program, then Griffin may contribute Brek’s portion to earn Brek’s entire interest and the well is counted as one well for the purpose of counting the 100 wells in which Griffin can acquire an interest under this agreement. If Brek does not participate at Griffin’s request, then the well is counted as two wells. In either case, if Griffin contributes Brek’s portion of a drilling program, Brek remains entitled to the Royalty and the Fee calculated on the whole of Griffin’s participation and interest.

Section 1.4   Conflict of Terms. Where the terms of this agreement and a governing JOA conflict, the terms of this agreement prevail unless they cause a Party to breach the JOA, in which case the terms of the JOA prevail.

Section 1.5   Programs Underway. The Parties acknowledge that Brek received two AFEs from Gasco during the month of April before the terms of this agreement were finalized for which drilling programs are underway. Griffin may contribute to the AFEs. The Parties will work out the terms of payment for these two wells if Griffin elects to contribute.

Section 1.6   Notice to Others. Brek will notify the other parties to a JOA of the terms of this agreement as required by the governing JOA.

Section 1.7  Term. This agreement and Griffin’s right to acquire the interests described above end when Griffin has acquired its interests in 100 wells under this agreement or at the end of eight years from the date of this agreement, whichever is the earlier.

Section 1.8  Force Majeure. If Gasco or Brek is unable to drill on the Properties during the term of this agreement because of force majeure (as defined in Article XI of the AAPL Form 610-Model Form Operating Agreement-1982 attached to the Gasco Agreement as Exhibit D, a copy of which Griffin acknowledges having received) then Brek will inform Griffin and Article XI in the exhibited model form operating agreement applies.

ARTICLE II
Representations and Warranties of Brek

Brek represents to Griffin as follows:

Section 2.1  Organization and Qualification. Brek is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has the requisite corporate power and authority to own or lease all material property that it purports to own or lease and to carry on its business as now being conducted. It is duly qualified as a foreign corporation, and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, unless the failure to so qualify would not have a material adverse effect on its business or financial condition. It is qualified, to its Knowledge and where qualification is required, with all applicable governmental authorities to own and operate the properties and interests which are the subject matter of this agreement.

Section 2.2  Authorization of Agreement. It has full right, power and authority to enter into this agreement and to deliver the interests to Griffin. The execution and delivery of this agreement and the performance of the transactions contemplated by it have been duly authorized by its board of directors. The consummation of the transactions contemplated herein do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any tax, lien, charge or encumbrance upon the properties or interests which are the subject matter of this agreement pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which it is a party or by which it may be bound, or to which any of its property or assets is subject, nor will such action result in any violation of the provisions of its articles of incorporation or bylaws or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over it or any of its properties.

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Section 2.3  Title to the Properties. Brek makes the following representations and warranties regarding the interests which are the subject matter of this agreement.

a.  No Liens. To its Knowledge it will convey the interests to the Purchasers as required from time to time free and clear of all liens, restrictions and encumbrances created by, through or under it or any Affiliate which would have a material adverse affect upon the value, operation or use of the interests unless they were created as a result of a drilling program to which Griffin contributed under this agreement. As used in this agreement, “Affiliate” means, with respect to a specific person or entity, another person or entity that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified person or entity; and “Control,” and its correlative forms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ability to exercise voting power, by contract or otherwise.

Section 2.4  Absence of Further Requirements. Except for applicable reporting requirements under the Securities Act of 1933, the Securities Exchange Act of 1934, or any other applicable legislation, no filing with, or consent, approval, authorization, order, registration, notification or decree of any court or governmental authority or agency, domestic or foreign, is necessary or required for the performance of its obligations hereunder or in connection with the sale and delivery of the interests hereunder or the consummation of the transactions contemplated by this agreement.

Section 2.5  No Bankruptcy. No bankruptcy proceedings are pending, being contemplated by or, to its Knowledge, threatened against it.

Section 2.6  No Broker Fees. It has not engaged any broker, finder or investment banker for which Griffin could be liable for any fees or commissions in connection with the transactions contemplated hereby.

Section 2.7  Compliance with Law. To its Knowledge, all of the properties owned or operated by it are so operated in compliance with applicable laws and regulations (including, without limitation, Environmental Laws) in all material respects. With respect to Environmental Laws, compliance therewith is deemed to include, without limitation that, to its Knowledge:

a.  With respect to the properties operated by it, it has acquired all material permits, licenses and authorization required under any Environmental Laws in order to conduct its business as it has been historically conducted and such is in compliance with all such permits, licenses and authorizations;

b.  With respect to the properties operated by it, there has been no material Release by it or by any other person of any Hazardous Substances, Oils, Pollutants or Contaminants or any other wastes produced by, or resulting from, any business, commercial, or industrial activities operations, or processes, on, beneath, or adjacent to any of the properties for which it may be held liable under any Environmental Laws; and

c.  There exists no written or tangible report, synopsis or summary of any asbestos, toxic waste or Hazardous Substances, Oils, Pollutants or Contaminants investigation made with respect to all or any portion of the properties operated by it.

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The following definitions apply to the foregoing provisions regarding Environmental Laws:

i.  “Environmental Laws” means all federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances, Oils, Pollutants or Contaminants into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, Oils, Pollutants or Contaminants.

ii.  “Hazardous Substances, Oils, Pollutants or Contaminants” means all substances defined as such in the National Oil and Hazardous Substances Pollutant Contingency Plan, 40 C.F.R. §300.6, or defined as such under any Environmental Laws.

iii.  “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environmental (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances, Oils, Pollutants or Contaminants through or in the air, soil, surface water, groundwater or arty property.

d.  Litigation. No action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body is pending before or, to its Knowledge, threatened against it by any governmental authority that impedes or is likely to impede its ability to consummate the transactions contemplated by this agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF Griffin

Griffin hereby represents and warrants to the Brek as follows:

Section 3.1  Organization and Qualification. Griffin is a limited liability company formed and in good standing under the laws of Delaware  and has the power and authority to carry on its business as it applies to this agreement.

Section 3.2  Authorization of Agreement. It has full right, power and authority to enter into this agreement. The execution and delivery of this agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action. The consummation of the transactions contemplated herein do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any tax, lien, charge or encumbrance upon pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which it is a party or by which it may be bound, or to which any of its property or assets of it is subject, nor will such action result in any violation of the provisions of its articles of incorporation or bylaws or other organizational document, if any, or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over it or any of its properties. This agreement has been duly authorized, executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

Section 3.3  Absence of Further Requirements. No filing with, or consent, approval, authorization, order, registration, notification or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the performance of its obligations hereunder or the consummation of the transactions contemplated by this agreement.

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Section 3.4  No Bankruptcy. No bankruptcy proceedings are pending, being contemplated by or, to its Knowledge, threatened against it.

Section 3.5  No Broker Fees. It has not engaged any broker, finder or investment banker for which it could be liable for any fees or commissions in connection with the transactions contemplated hereby.

Section 3.6  Litigation. No action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body is pending before or, to its Knowledge, threatened against it by any governmental authority that impedes or is likely to impede its ability to consummate the transactions contemplated by this agreement.

ARTICLE IV
Survival of Representations and Warranties and Indemnification

Section 4.1  Survival of Representations and Warranties. The representations and warranties contained in Articles II and III of this agreement as well as those contained in this Article shall survive the Effective Date and shall not be deemed to merge into any conveying documents executed as of the Effective Date or subsequently as provided for in this agreement.

Section 4.2  Indemnification. With respect to those warranties and representations of Brek contained in Article II of this agreement, Brek will hold harmless, indemnify and defend Griffin from and against all suits, causes of action, proceedings, liabilities, damages, penalties, assessments, injuries, fees and costs, including reasonable attorneys fees (whether suit is instituted or not) arising from or related to their breach of such warranties and representations.

ARTICLE V
Miscellaneous

Section 5.1  Notices. Any notice or communication required or permitted hereunder shall be sufficiently given if in writing and (i) delivered in person or by overnight delivery or courier service or (ii) sent by facsimile or electronic transmission (provided that any notice given pursuant to clause (ii) is also confirmed by the means described in clause (1), as follows:

To Brek:

Brek Petroleum, Inc.
Attention: Rick Jeffs
42 Brook Street
London W1K 5DB
E-mail: rick@brekenergy.com

R.H. Daignault Law Corporation
1100 Melville Street, Suite 600
Vancouver, BC, V6E 4A6
Attention: Rene Daignault
E-mail: Rene@rhdlawcorp.com

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To Griffin:

Griffin Asset Management, LLC
Attention: Shawne Malone
1529 S. State St. Suite 4L
Chicago, Il 60605
347-733-2565
E-mail: Shawnepmalone@yahoo.com

Such notice or other communication shall be deemed given when so delivered personally, or sent by facsimile or electronic transmission (or, if it is transmitted during non-business hours at the recipient’s location, at the opening of business on the next business day), or, if sent by overnight delivery or courier service, when delivered. Griffin will notify Brek concurrently by email of any notice that it is sending by another means under this agreement.

Section 5.2  Knowledge. As used herein, the term “Knowledge” means (i) with respect to Brek, the actual knowledge of officers and employees of them involved in the transactions contemplated by this agreement or in the ownership or operation of the properties or interests which are the subject matter of this agreement, and (ii) with respect to a Griffin, the actual knowledge of officers and employees of it involved in the transactions contemplated by this agreement. “Known” shall have a correlative meaning.

Section 5.3  Governing Law. Except as otherwise provided for herein or any exhibit hereto, this agreement and the legal relations between the Parties shall be governed by and construed in accordance with the internal laws of the State of Colorado without taking into account provisions regarding choice of law.

Section 5.4  Entire Agreement. This agreement constitutes the entire agreement between the Parties with respect to the matters herein and supersedes all prior agreements and understandings between the Parties with respect thereto.

Section 5.5  Amendments and Waivers. This agreement may not be amended except upon a written consent authorized and approved by each Party. By an instrument in writing, Griffin may waive compliance by the Brek with any term or provisions of this agreement that Brek was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of; or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity. The waiver by any Party of the time for performance of any act or condition hereunder shall not constitute a waiver of the act or condition itself.

Section 5.6  Time. Time is of the essence of this agreement and any amendment to it.

Section 5.7  Severability. If any provision of this agreement, or the application thereof to any Party, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this agreement and such provisions as applied to other parties, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby is substantially the same manner as originally set forth at the later of the date this agreement was executed or last amended.

Section 5.8  Counterparts. This agreement may be executed in multiple counterparts, each of which shall constitute one and the same instrument.

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Section 5.9  Interpretation of Agreement. The article, section and other headings used in this agreement are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this agreement.

Section 5.10  Expenses. Whether or not the transactions contemplated by this agreement are consummated, all costs and expenses incurred in connection with this agreement and the transactions contemplated hereby, will be paid by the Party incurring such costs and expenses, including but not limited to the cost of legal counsel, accountants and any other professionals.

Section 5.11  Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 5.12  No Circumvention. Griffin will not circumvent Brek and deal directly with Gasco in any manner in connection with any of Brek’s properties that are subject to the Gasco Agreement, whether those properties are the subject of this agreement or excluded from it.

Section 5.13  Attorneys’ Fees. If any legal action is brought for the enforcement of this agreement or because of an alleged dispute, breach or default in connection with this agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in such action or proceeding, in addition to any other relief to which it may he entitled.

Section 5.14  Binding Effect. This agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns.

Section 5.15  Third Parties. Except as otherwise provided herein, this agreement does not benefit or create any right or cause of action or remedy of any nature whatsoever in any person or entity other than the Parties.

Section 5.16  No Presumption of Drafting. Each Party participated in the drafting of this agreement and therefore no presumption that either Party or any other drafted it applies in any interpretation, construction, or enforcement of this agreement.

In witness whereof, each Party has executed this agreement as of the date written below.

Griffin Asset Management, LLC
a Delaware limited liability company

By: /s/ Shawne Malone
Its: President
On: June 1, 2004

________________________________

Brek Petroleum, Inc., a Nevada corporation

By: /s/ Richard N. Jeffs
Its: President
On: May 28, 2004